Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to “The Premco Products, Inc. Employees’ Savings and Investment Plan” of our report dated September 12, 2003, except for the note entitled “Subsequent Events—Acquisition/Senior Secured Revolving Credit Facility” as to which the date is September 23, 2003, relating to the audited consolidated financial statements of JLG Industries, Inc. included in the Annual Report (Form 10-K) for the year ended July 31, 2003 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland
November 21, 2003